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                                                                 EXHIBIT 10.14



                      EMPLOYMENT AND COMPENSATION AGREEMENT


         THIS EMPLOYMENT AND COMPENSATION AGREEMENT (as the same may be amended, modified or supplemented from time to time, this "Agreement") is made as of [August ___], 1997 (the "Effective Date"), between ChoicePoint Inc., a Georgia corporation (together with all successors thereto, "Employer"), and [_____________________], a resident of the State of [ ] ("Executive").

                               STATEMENT OF TERMS

         The parties hereby agree as follows:

         1.    Employment Term.

                  (a) Employer hereby employs Executive, and Executive hereby accepts employment by Employer, upon the terms and subject to the conditions hereinafter set forth.

                  (b) The term of this Agreement shall commence as of the
                      Effective Date and shall continue for a period of [ ] years until the close of business on [ ] (the "Initial Term"), unless renewed as specified herein or terminated earlier under Section 4 or Section 7 hereof. If the Agreement has not been terminated pursuant to Section 4, the term of this Agreement shall be automatically extended for [ ] years until the close of business on [ ] (the "Renewal Term"). After the Initial Term, the Renewal Term, including any additional term mutually agreed to by the Employer and the Executive, Executive understands that, unless the events triggering Section 5 have not occurred,
                      Executive: (i) will be deemed to be an employee at will and (ii) hereby agrees, to the extent his employment is to continue after the expiration of the Agreement, to enter into, prior to the expiration of the Agreement, such reasonable employee confidentiality, non-solicitation and assignment agreements with respect to Executive's employment, as Employer then customarily requires of its executives and other similarly situated employees.

         2.    Title and Duties.

                  (a) Executive is engaged initially with the title and duties described on Exhibit A attached hereto. Executive shall perform and discharge well and faithfully such duties, and such other duties which may be assigned by Employer to Executive from time to time in connection with the conduct of the business of Employer; however, such latter duties shall be generally consistent with those set out in Exhibit A hereto.


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                  (b) In addition to the duties specifically assigned to
                      Executive pursuant to Section 2(a) hereof, Executive shall: (i) diligently follow and implement all management policies and decisions communicated to Executive by Employer; (ii) timely prepare and forward all reports and accountings as may be requested by Employer of Executive;
                      (iii) devote substantially all of Executive's time, energy and skill during regular business hours to the performance of the duties of Executive's employment (reasonable vacations and reasonable absences due to illness excepted); and (iv) not devote any time to any interest that conflicts with the business of Employer or any of its affiliates.

                  (c) Executive shall have the right to make contracts binding on Employer or any of its affiliates, but only to the extent consistent with the duties described on Exhibit A attached hereto or otherwise as approved by Employer's Board of Directors.

                  (d) All funds and property received by Executive on behalf of
                      Employer or any of its affiliates shall be received and held by Executive in trust, and Executive shall account for and remit all such funds to Employer.

         3.    Compensation and Benefits.

                  (a) Approval of Compensation. Employer agrees to review the market competitiveness of the compensation package described in Exhibit B; within 60 days of executing this Agreement, establish a new compensation package as appropriate and obtain approval, if necessary, from the appropriate committee of Employer's Board of Directors.

                  (b) Base Salary.  As compensation for services hereunder,
                      during the Initial Term, Employer shall pay to Executive a minimum of an annual base salary of [ ] (the "Base Salary"). Executive's performance shall be reviewed annually, and based upon such review, his Base Salary shall be subject to increase from time-to-time in accordance with the approvals of [the ChoicePoint Executive Committee][Compensation Committee][the CEO of ChoicePoint]. Base Salary shall be paid in accordance with the standard payroll payment practices of Employer in effect from time to time.

                  (c) Incentive Pay. Executive shall be eligible to participate in Employer's annual incentive program, subject to the terms and provisions of such program as established by Employer from time-to-time. Such annual incentive compensation program is set forth in Exhibit B.

                  (d) Omnibus Plan. Executive shall also be eligible to receive annual grants under the ChoicePoint Inc. 1997 Omnibus Stock Incentive Plan ("Omnibus Plan") and any successor thereto. Such grants may provide for stock option grants, restricted stock grants and other grants as provided for by the Omnibus Plan, for


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                      the number of grants, at a price and on the terms and
                      conditions, as may be determined by the Compensation Committee from time to time in its sole discretion. The initial value of the grants is reflected on Exhibit B. Such Omnibus Plan may provide for long-term incentive grants, such as performance shares or units or stock appreciation rights, as approved by the Compensation Committee.

                  (e) Non-Qualified Plan. Executive shall be eligible to
                      participate in the ChoicePoint Inc. Deferred Compensation Plan for Management Employees ("Deferred Compensation Plan") which may include one or more of the following: (i) an amount transferred from one or more prior non-qualified plans of Equifax Inc, (ii) voluntary deferrals of salary or bonus, (iii) Employer contributions otherwise limited under the Employer's qualified retirement plans on account of limits imposed by the Internal Revenue Code ("Code"),
                      [                                                 ].

                  (f) Benefits. Executive shall be entitled to benefits and
                      perquisites, as set forth in Exhibit B and consistent with the Employer's benefit programs and Executive Fringe Benefit Policy.

                  (g) Other Plans. Executive shall be eligible to participate in other executive and employee benefit plans and arrangements, as Employer may have or establish from time to time for similarly situated executives. Such reference to Other Plans shall not be construed to require Employer to establish any such plan, program or arrangement or prevent the modification or termination of any such plan, program or arrangement once established.

                  (h) Vacation. Executive's annual vacation benefits shall be a minimum number of weeks as provided in Exhibit B hereto, but such benefits may be increased if Executive is eligible for additional benefits in accordance with Employer's regular vacation plan applicable to executives and other salaried employees (including credit for service with Equifax Inc. prior to the Effective Date).

                  (i) Expense Reimbursement. Executive shall be entitled to be reimbursed in accordance with the policies of Employer, as adopted and amended from time to time, for all reasonable expenses incurred by Executive in connection with the performance of Executive's duties of employment hereunder; provided, however, Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by Employer.

                  (j) The salary and benefits set forth in this Section 3 and
                      Exhibit B shall be the only compensation payable to Executive with respect to his employment hereunder (except as provided in Sections 4(c), 4(e) and 5 hereof), and Executive shall not be entitled to receive any compensation in addition to that set forth herein for

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                      any services provided by Executive in any capacity to
                      Employer or any of its affiliates unless agreed to by Employer or such affiliate.

                  (k) Withholding. Employer may deduct from each payment of
                      salary and other benefits hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

         4.    Termination.

                  (a) Termination by Employer. Employer, at its sole election and by written notice to Executive, shall have the right to terminate the Agreement and Executive's employment hereunder at any time during or immediately after expiration of the Initial Term or any additional term, whether such termination is a Termination With Cause or a Termination Without Cause.

                  (b) Termination by Executive. Executive, at his sole election and by written notice to Employer, shall have the right to terminate the Agreement and Executive's employment hereunder at any time during the Initial Term or any additional term whether such termination is a Constructive Termination or a Voluntary Resignation.

                  (c) Automatic Termination. The Agreement and Executive's
                      employment hereunder shall automatically terminate on the date of the Executive's death or twenty-four (24) months following the first day of Executive's continuous absence due to his condition that triggers his Total Disability. Except as provided in this subsection (c), Employer shall have no further obligation to Executive or his heirs or legal representatives with respect to this Agreement.

                               (i)  Death. In the event of the death of the
                                    Executive, Employer shall pay to Executive's designated beneficiary or beneficiaries, or if there is no designated beneficiary, to his estate (A) any Base Salary, benefits, and other compensation accrued and vested as of the date of death and remaining unpaid at the Executive's death, (B) an amount equal to 30 days of Executive's Base Salary, (C) any death benefits payable under Employer's qualified and non-qualified benefit plans pursuant to the terms and provisions of such plans, (D) life insurance, at Employer's expense consistent with Employer's Basic Life Insurance Plan in addition to the amount specified on Exhibit B and (E) any other benefits and perquisites specified on Exhibit B. Such amounts shall be paid as soon as practicable following the Executive's death in accordance with applicable plans, policies or programs.


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                               (ii) Total Disability. In the event of the
                                    Executive's Total Disability, Employer shall pay the Executive (A) any Base Salary, benefits, and other compensation accrued and vested as of the date of Total Disability and remaining unpaid as of the Executive's Total Disability, (B) short-term disability benefits consistent with Employer's disability policy; provided, such payments in no event shall be less than one hundred (100%) percent of Base Salary until the earlier of the end of Executive's period of Total Disability or six (6) months and (C) any other benefits and perquisites specified on Exhibit B. If the Executive's Total Disability continues after the end of the expiration of six (6) months, Employer shall pay Executive long-term disability benefits consistent with Employer's disability policy; such benefits in no event shall be less than those set forth on Exhibit B.

                  (d) Termination Without Payments. If this Agreement is
                      terminated during the Initial Term or any additional term by Executive's (A) a Voluntary Resignation or (B) Termination With Cause, Employer shall have no further obligation to Executive or his heirs or legal representatives with respect to this Agreement, except for Base Salary, benefits, and other compensation accrued and vested up to the date of such termination and remaining unpaid as of the Date of Termination.

                  (e) Termination With Payments. If this Agreement is terminated during the Initial Term or any additional term by either
                      (A) a Constructive Termination or (B) a Termination Without Cause, then Employer shall pay to Executive the Severance Benefits calculated in this Subsection (e); provided, however, that Executive shall not be entitled to receive any such severance payments until and unless Executive executes and delivers to Employer within thirty
                      (30) days after the Date of Termination the Release set forth herein as Exhibit C, and such Release becomes effective and irrevocable. Unless Employer and Executive mutually agree to an alternative method of payments, such Severance Benefits shall be paid by Employer to Executive in a lump sum, and shall be paid as soon as practicable following the Effective Date of the Release but in no event later than 15 days after such Effective Date.

                           Severance Benefits.

                           (i) Employer shall pay Executive all Base Salary,
                               benefits and other compensation accrued and vested as of Executive's Date of Termination but which remains unpaid as of his Date of Termination.

                           (ii)The Employer shall pay Executive an amount equal
                               to the total amount that would have resulted from the continuance of Executive's Total Compensation for the period commencing on the Date of Termination

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                               and continuing for a period of [ ] years;
                               provided, such severance amount shall not be less than the benefits Executive is entitled to under the Employer's Severance Pay Plan, if any. The benefits provided under the Employer's Severance Pay Plan are not duplicative of benefits provided under this Agreement.

                  (f) Definitions. The terms used in this Section 4, shall have the meanings set forth in Section 10 hereof.

         5.    Change in Control.

                  (a) Assumption of Agreement. In the event of a Change in
                      Control, Employer will require any successor of the Employer, by agreement in form and substance, expressly to assume and agree to perform this Agreement. Failure of Employer to obtain such agreement prior to the effective date of the Change of Control shall be a breach of this Agreement and shall constitute a Good Reason Resignation.

                  (b) Term. This Change in Control Provision shall become
                      effective on the Effective Date and shall continue for a period of five (5) years thereafter (the "Change in Control Term"); provided, however, that commencing on the first anniversary of the Effective Date and each anniversary thereafter, the Change in Control Term shall automatically be extended for one (1) additional year, unless at least sixty (60) days prior to any such anniversary date, Employer shall have given Executive written notice of the intention not to extend the Change in Control Provision. The Change in Control term shall expire upon the Executive's date of termination.

                  (c) Severance Benefits. In the event that (i) Executive is employed by Employer as of the effective date of a Change In Control and Employer fails to obtain the assumption of agreement to perform this Agreement by Employer's successor prior to the Change in Control or (ii) Executive is employed by Employer at the time of a Change in Control and the Executive's employment with the Employer terminates during the Change in Control Term on account of Good Reason Resignation, then Executive shall be entitled to the supplemental benefits specified in Subsection (f).

                  (d) Notice Requirement. In the event Executive takes the
                      position that a Good Reason Resignation has occurred, Executive shall so notify Employer of such position in writing within sixty (60) days of the occurrence of the event Executive relies on for such Good Reason Resignation determination. Executive shall specify the event upon which Executive relies and specify in reasonable detail the facts and circumstances claimed to provide the basis for the Good Reason Resignation.


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                  (e) Voluntary Resignation. In the event Executive voluntarily terminates employment with Employer on account of a Voluntary Resignation that does not constitute a Good Reason Resignation, Employer shall not be required to make any payment referred to in this Section 5 to which the Executive would otherwise be entitled in the event of a Change in Control, except for Base Salary, benefits, and any other compensation arrangements which the Executive has accrued and in which he is vested under the Employer's plans and policies through the date of such Voluntary Termination but which remains unpaid as of his Date of Termination. These earned but unpaid amounts shall be paid to Executive as soon as practicable following Executive's Voluntary Termination.

                  (f) Severance Benefits.

                      (i) Employer shall pay Executive all Base Salary, benefits and other compensation accrued and vested as of Executive's Date of Termination but which remain unpaid as of the Date of Termination.

                      (ii) The Employer shall pay the Executive within 30 days
                           following the Date of Termination a lump sum amount equal to the sum of (A) Executive's Total Direct Compensation multiplied by [ ] and (B) the Executive's Total Indirect Compensation multiplied by [ ]; provided if any plan or program which comprises a component of Total Direct Compensation or Total Indirect Compensation would provide for a different method of payment, the distribution provisions of such plan or program will control.

                      (iii)The amounts determined under Subsections (i) and (ii)
                           hereof shall be paid from the general assets of the Employer; provided, however, the Employer reserves the right to set aside assets to secure the payment of benefits hereunder by establishing a non-qualified grantor trust upon such terms and conditions as it deems appropriate.

                  (g) Tax Payments. In the event that any payments made to the
                      Executive under this Section 5 or any other payments made to the Executive by the Employer are deemed to be "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), the Employer agrees to provide a gross up payment to the Executive in order to place him in the same after-tax position that he would have been in had no excise tax become due and payable under Code Section 4999.

                  (h) Definitions.  The terms used in this Section 7, shall have the meanings set forth in Section 10.


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         6.    Confidentiality; Employee Non-Solicitation.

                  (a) Trade Secrets and Confidential Information.

                           (i) All Proprietary Information (defined below), and all materials containing them, received or developed by Executive during the term of his employment by Employer (in this Section 5, the term "Employer" refers collectively to Employer and/or its affiliates) are confidential to Employer, and will remain Employer's property exclusively. Except as necessary to perform Executive's duties for Employer, Executive will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Proprietary Information, or any materials containing them, and will take those actions reasonably necessary to protect any Proprietary Information. Executive's obligations regarding Trade Secrets (defined below) will continue indefinitely, while Executive's obligations regarding Confidential Information (defined below) will cease two (2) years from the Date of Termination of Executive's employment with Employer for any reason.

                           (ii) "Trade Secret" means information, including, but
                                not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, lists of actual or potential customers and suppliers, research, development, existing and future products and services, and employees of Employer which (A) derives independent economic value, actual or potential, from not being generally known to, and not being easily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
                                (B) is the subject of Employer's efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

                           (iii)"Confidential Information" means any and all
                                knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future during Executive's employment will be developed, used or employed by Employer which are treated as confidential by Employer and not generally disclosed by Employer to the public, and which relate to the business or financial affairs of Employer, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

                           (iv) "Proprietary Information" means collectively the
                                Confidential Information and Trade Secrets.
                                Proprietary Information also includes


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                                information that has been disclosed to Employer
                                by a third party that Employer is obligated to treat as confidential or secret.

                           (v) Notwithstanding anything to the contrary in this subsection 5(a), "Proprietary Information" does not include any information that (A) is already known to Executive at the time it is disclosed to Executive by Employer; or (B) before being divulged by Executive (1) has become generally known to the public through no wrongful act of Executive; (2) has been rightfully received by Executive from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Employer; (3) has been approved for release to the general public by a written authorization of Employer; (4) has been independently developed by Executive without use, directly or indirectly, of the Proprietary Information received from Employer; or (5) has been furnished to a third party by Employer without restrictions on the third party's right to disclose the information.

                           (vi) In the event Executive is required by any court
                                or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information of Employer, Executive shall provide Employer with prompt notice of such requirement in order to afford Employer an opportunity to seek an appropriate protective order. However, if Employer is unable to obtain or does not seek such protective order and Executive is, in the opinion of his counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

                         (vii) Executive acknowledges that Employer is obligated under federal and state fair credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Employer, and that Employer is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer report information as such term is defined in such acts. In that regard, except as necessary to perform Executive's duties for Employer, Executive will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Employer is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. sec. 1681 et. seq.) and analogous state fair credit reporting statutes.

                  (b) Employee Non-Solicitation. During the term of Executive's employment by Employer and for two (2) years after his termination, Executive will not, either


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                      directly or indirectly, on his behalf or on behalf of
                      others, solicit for employment or hire, or attempt to solicit for employment or hire, any employee of Employer with whom Executive had regular contact in the course of his employment by Employer.

                  (c) Customer Non-Solicitation. During the term of Executive's employment by Employer and for two (2) years after his termination, Executive shall not directly or indirectly, for himself or for any person, firm or employer, divert, interfere with, disturb, or take away, or attempt to divert, interfere with, disturb, or take away, the patronage of any customers of Employer with which Executive had actual contact during the term of Executive's employment by Employer.

                  (d) Return of Property. At Employer's request or on
                      termination of Executive's employment with Employer for any reason, Executive will deliver promptly to Employer all property of Employer in his possession or control, including, without limitation, all Proprietary Information, all materials containing them, and all originals and copies of all documents (whether in hard copy or stored in electronic form) which relate to or were prepared in the course of Executive's employment (including, but not limited to, contracts, proposals or any information concerning the identity of customers, services provided by Executive and the pricing of these services).

                  (e) Remedies. Executive agrees that the covenants and
                      agreements contained in this Section 5 are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Employer and the business of Employer; that immediate and irreparable injury, loss and damage will be suffered by Employer should Executive breach any such covenants and agreements; and that, in addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), in recognition of the fact that Executive has special, unique, unusual and extraordinary qualities that provide peculiar value to Employer's business, Employer shall be entitled to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by Executive of any of such covenants or agreements.

         7.    Inventions.

                  (a) Generally.
                           (i) Executive agrees that all Company Inventions
                               (defined below) conceived or first reduced to practice by Executive during Executive's employment by Employer and all copyrights and other rights to such Company Inventions shall become the property of Employer. Executive hereby irrevocably assigns to Employer all of Executive's rights to all Company Inventions.

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                          (ii)  Executive agrees that if Executive conceives an
                                Invention (defined below) during Executive's employment with Employer for which there is a reasonable basis to believe that the conceived Invention is a Company Invention, Executive shall promptly provide a written description of the conceived Invention to Employer adequate to allow evaluation thereof for a determination as to whether the Invention is a Company Invention.

                         (iii) If, upon commencement of Executive's employment with Employer under this Agreement, Executive has previously conceived any Invention or acquired any ownership interest in any Invention, which: (A) is Executive's property, or of which Executive is a joint owner with another person or entity; (B) is not described in any issued patent as of the Effective Date; and (C) would be a Company Invention if such Invention was made while Executive is an employee of Employer, then Executive shall, at his election, either: (1) provide Employer with a written description of the Invention on Exhibit D attached hereto, in which case the written description (but no rights to the Invention) shall become the property of Employer; or (2) provide Employer with a license as specified in subsection 6(a)(iv) of this Agreement.

                          (iv) If Executive has previously conceived or acquired any ownership interest in an Invention described by the criteria set forth in the immediately preceding subsection 6(a)(iii) and Executive elects not to disclose such Invention to Employer as provided therein, then Executive hereby grants to Employer a nonexclusive, paid up, royalty-free license to use and practice such Invention.

                           (v) Executive hereby represents to Employer that he owns no patents, individually or jointly with others.

                          (vi)  Notwithstanding any other provision in this
                                Section 6, in no event shall Executive's assignment of any Invention to Employer apply to an Invention that Executive develops entirely on his own time during his employment with Employer without using Employer's equipment, supplies, facilities, Proprietary Information, except for any Inventions that either: (A) relate at the time of conception or reduction to practice of the Invention to the Employer's business, or to actual or demonstrably anticipated research or development of Employer; or (B) result from any work performed by Executive for Employer.

                  (b)  Copyrights.

                           (i) Executive agrees that any Works (defined below) created by Executive in the course of performing Executive's duties as an employee of


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                                Employer are subject to the "Work for Hire"
                                provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works which have been or will be prepared by Executive within the scope of Executive's employment with Employer will be the property of Employer. Executive further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in Employer the copyrights to any such Works, Executive shall assign and hereby does assign to Employer all right, title and interest to copyrights which Executive may have in such Works.

                           (ii) Executive agrees to promptly disclose to
                                Employer all Works referred to in the
                                immediately preceding subsection and execute and deliver all applications for registration, registrations, and other documents relating to the copy rights to such Works and provide such additional assistance, as Employer may deem necessary and desirable to secure Employer's title to the copyrights in such Works. Employer shall be responsible for all expenses incurred in connection with the registration of all such copyrights.

                           (iii)Executive hereby represents to Employer that he
                                claims no ownership rights in any Works, except those described on Exhibit D attached hereto.

                  (c) Section 7 Definitions. As used in this Section 7, the
                      following terms shall have the meanings ascribed to them below:

                           (i) "Company Invention" means any Invention which is conceived by Executive alone or in a joint effort with others during Executive's employment by Employer which (A) may be reasonably expected to be used in a product or service of Employer, or a product or service similar to a product or service of Employer; (B) results from work that Executive has been assigned as part of his duties as an employee of Employer; (C) is in an area of technology which is the same or substantially related to the areas of technology with which Executive is involved in the performance of Executive's duties as an employee of Employer; or (D) is useful, or which Executive reasonably expects may be useful, in any manufacturing, product or service design process of Employer.

                           (ii) "Invention" means any discovery, whether or not
                                patentable, including, but not limited to, any useful idea, invention, improvement, innovation, design, process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which Executive has a reasonable basis to believe may be new.

                           (iii)"Work" means a copyrightable work of authorship,
                                including without limitation, any technical descriptions for products, services, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

                  (d) Statutory Notice. In accordance with Section 2872 of the
                      California Labor Code, Executive is hereby notified that the provisions of this Section 6 requiring assignment of certain Inventions to Employer do not, in any event, apply to any invention which qualifies under the provisions of
                      Section 2870 of such Code. Section 2870(a) of the California Labor Code provides as follows:

                  sec. 2870.  Inventions on Own Time - Exemption from Agreement

                  (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                              (1) Relate at the time of conception or reduction
                                  to practice of the invention to the
                                  employer's business, or actual or
                                  demonstrably anticipated  research or
                                  development of the employer; or

                              (2) Result from any work performed by the
                                  employee for the employer.

         8. Notice. All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such addresses as shall be given in writing by the parties to one another):

                  If to Employer, to:

                           ChoicePoint Inc.
                           1000 Alderman Drive
                           Alpharetta, Georgia  30005
                           Attention:  General Counsel

                  If to Executive, to:

                           -------------------------------------
                           -------------------------------------
                           -------------------------------------
                           -------------------------------------

                  Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

         9.    Miscellaneous.

                  (a) Other Employee Benefits. The benefits under this Agreement shall not be affected by or reduced because of any other benefits to which the Employee may be entitled by reason of his continuing employment with the Employer or the termination of his employment with the Employer, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement; provided, however, that the foregoing will not be interpreted to require duplicative severance, medical or other insurance benefits.

                  (b) Assignment. Except as provided in Section 7(a), this
                      Agreement may not be assigned by either Employer or Executive without the prior written consent of the other party.

                  (c) Waiver. The waiver by one party of any breach of this
                      Agreement by the other party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

                  (d) Amendment.  This Agreement may not be modified, amended, supplemented, or terminated except by a written instrument executed by the parties hereto.

                  (e) Severability. Each of the covenants and agreements herein above contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein. If a court of competent jurisdiction shall determine that any provision contained in this Agreement, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

                  (f) Legal Fees. In the event (i) the Employer breaches this
                      Agreement, (ii) the Executive is terminated by the Employer other than for Cause, or (iii) the Executive terminates his employment for Good Reason or on account of a Constructive Termination, the Employer shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive as a result of such termination, including all fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

                  (g) Captions and Section Headings. Captions and section
                      headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                  (h) Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect.

                  (i) Governing Law. This Agreement and the rights of the
                      parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of laws provisions thereof.

                  (j) Exhibits. All exhibits to this Agreement are incorporated herein by reference thereto.

                  (k) Survival. The covenants of Executive in Sections 6 and 7, and the obligations of Employer in Sections 4 and 5 to the extent provided therein, shall survive the termination of this Agreement and Executive's employment hereunder and shall not be extinguished thereby.

                  (l) Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

         10.   Definitions.

                  (a) "Change in Control" means if, at any time, any of the
                      following events shall have occurred:

                           (i) The Employer is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Shares immediately prior to such transaction;

                           (ii) The Employer sells or otherwise transfers all or
                                substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Shares immediately prior to such sale or transfer;

                           (iii)There is a report filed on Schedule 13D or
                                Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing thirty (30%) percent or more of the Voting Shares;

                           (iv) Employer files a report or proxy statement with
                                the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Employer has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction, provided, that a Change in Control will not be deemed to have occurred if a potential change in control disclosed in such filing does not in fact occur; or

                           (v) If during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Directors of the Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Employer's shareholders, of each Director of the Employer first elected during such period was approved by a vote of at least two-thirds of the Directors of the Employer then still in office who were Directors of the Employer at the beginning of any such period.

                           (vi) Notwithstanding the foregoing provisions of
                                Subsections (iii) and (iv) above, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement (A) solely because (1) the Employer, (2) a subsidiary of the Employer, (3) any Employer-sponsored employee stock ownership plan or other employee benefit plan of the Employer or (4) Executive, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
                                Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act, disclosing beneficial ownership by such company, plan or the Executive of shares of Voting Shares, whether in excess of thirty (30%) percent or otherwise, or because the Employer reports that a change of control of the Employer has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) solely because of a change in control of any Subsidiary.

                           (vii)Notwithstanding the foregoing, if prior to any
                                event described in Subsections (i), (ii), (iii) or (iv) of this Subsection (a) instituted by any person who is not an officer or director of the Employer, or prior to any disclosed proposal instituted by any person who is not an officer or director of the Employer which could lead to any such event, management proposes any restructuring of the Employer which ultimately leads to an event described in Subsections (i),
                                (ii), (iii) or (iv) of this Subsection (a) pursuant to such management proposal, then a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement.

                  (b) "Constructive Termination" means termination by Executive of this Agreement and employment with the Employer (except in connection with Executive's death, Total Disability or in anticipation by Executive of a Termination with Cause) as a result of (i) assignment to Executive by Employer of duties that are materially inconsistent with Executive's position, duties or responsibilities as described on Exhibit A, (ii) any material reduction in the most recent Total Compensation of Executive, (iii) a material failure by Employer to fulfill its obligations under this Agreement which is not cured within ten (10) business days after receipt by Employer of such written notice from Executive specifying the nature of the material failure; provided, however, that Employer actually receives such notice within thirty (30) days after Executive learns or reasonably should have learned of the occurrence of the event constituting grounds for Constructive Termination,
                      (iv) assignment to Executive by Employer of a different reporting relationship than described on Exhibit A, [ ].

                  (c) "Date of Termination" means (i) the date on which the
                      written notice under Section 4 or Section 5 is given; provided, if within thirty (30) days after receiving Executive's notice, Employer notifies Executive that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding and final arbitration award if agreed upon by the Executive and the Employer or by a final judgment, order or decree of a court of competent jurisdiction, the time for appeal therefrom having expired and no appeal having been perfected; provided, during the period of dispute, Employer agrees to continue Executive's Total Compensation or (ii) in the case of the failure of the

                      Employer's successor to assume this Agreement, the effective date of the Change in Control.

                  (d) "Employer," for purposes of Sections 4 and 5, means the
                      Employer as herein before named and any successor which executes the Agreement or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (e) "Good Reason Resignation" means termination of this
                      Agreement by Executive during the Change in Control Term as a result of (i) any diminishment in, or an alteration of, Executive's duties as in effect immediately prior to the Change in Control, (ii) assignment to Executive by Employer of duties that are inconsistent with Executive's position, duties and responsibilities in effect immediately prior to the Change in Control, (iii) any removal of Executive from or failure to re-elect him or appoint him to any of such positions, except in the case of a termination of employment on account of the willful and continued failure by the Executive to substantially perform his duties as described in Exhibit A for the Employer, or on account of Total Disability, (iv) any reduction in the Executive's Total Compensation in effect immediately prior to the Change in Control, (v) failure by the Employer to obtain the assumption of agreement to perform this Agreement by any successor to the Employer,
                      [                  ].

                  (f) "Severance Period" means the period of time for which
                      payments of Total Compensation shall be paid pursuant to Sections 4 and 5 of this Agreement.

                  (g) "Termination With Cause" means termination of this
                      Agreement by Employer as a result of (i) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, (ii) conduct by Executive amounting to fraud, dishonesty, gross negligence or willful misconduct in matters affecting the fiscal affairs of Employer, (iii) material inattention to, or breach of his duties hereunder (other than as a result of illness or injury), provided such event has not been cured within ten (10) business days after receipt by Executive of written notice from Employer of its occurrence, (iv) excessive unexcused absences (other than vacation as provided on Exhibit B, illness or disability) by Executive from work, (v) Executive's material failure to comply with federal, state or local laws in connection with his employment (vi) Executive's conviction of (or plea of guilty or nolo contendere to) a felony or to a misdemeanor involving moral turpitude, or (vii) Executive's excessive use or abuse of drugs, alcohol or other toxic substances impairing his ability to perform his duties hereunder.

                  (h) "Termination Without Cause" means a termination of this
                      Agreement by Employer which is not a termination because of the death of Executive, a Termination With Cause, a Voluntary Resignation, a Good Reason Termination, a Constructive Termination or Executive's Total Disability.

                  (i) "Total Compensation" means Total Direct Compensation plus
                      Total Indirect Compensation.

                  (j) "Total Direct Compensation" means the larger of (i)
                      Executive's highest weekly Base Salary paid during the 36 months preceding his Date of Termination multiplied by 52 plus (ii) the greater of (a) his highest annual incentive or commission pay earned during any of the three (3) 12-month periods preceding the Executive's Date of Termination or (b) his weekly Base Salary as of the Date of Termination annualized for the year of termination multiplied by the incentive or commission pay that would have been payable had target incentive levels established in Exhibit B been earned for the year of termination. Such pay shall be determined prior to any pre-tax deferrals under the Employer's then existing deferral programs including, but not limited to, the Employer's Section 125 plan, Section 401(k) plan and deferred compensation plan.

                  (k) "Total Disability" means the inability of Executive to perform his material and substantial duties hereunder by reason of mental or physical illness, injury or disease which is expected to result in death or be of indefinite duration. The Board of Directors, or such committee as is designated under Exhibit B, shall determine in good faith whether the Executive has suffered Total Disability.

                  (l) "Total Indirect Compensation" means the sum of (i) the benefits described in (A) or (B) herein, whichever is larger and (ii) the Employer Contribution, reimbursement or payment which would have been made for the calendar year of termination to fund the Benefits described on Exhibit B. Each qualified and non-qualified plan and program taken into account (A) or (B) herein and enumerated under Schedule B shall be determined separately.

                      (A) is the sum of the highest benefits accrued, contributions paid or an equivalent value attributable thereof during the three (3) 12-month periods preceding the Date of Termination, and (B) is an amount that, in the event the plan or program specifies a contribution amount, percentage, grant or vesting schedule, equals such contribution or percentage, determined as if Executive had continued in employment for the Severance Period and using Total Direct Compensation as the base to which such contribution or percentage shall be applied.

                  (m) "Voluntary Resignation" means a termination of this
                      Agreement by Executive on account of retirement or other employee-initiated termination which does not constitute a Constructive Termination or Good Reason Resignation.

                  (n) "Voting Shares" means at any time the then-outstanding securities entitled to vote generally in the election of directors of the Employer.

         IN WITNESS WHEREOF, Employer and Executive have each executed and delivered this Agreement, as of the date first shown above.

                                          EMPLOYER:
                                          CHOICEPOINT INC.

                                          By:
                                             -----------------------------------

                                          Name:
                                               ---------------------------------

                                          Title:
                                                --------------------------------

                                          EXECUTIVE:

                                          ------------------------------------